Exhibit 1

TSX: CCO NYSE: CCJ	website: cameco.com currency: Cdn (unless noted)

2121 – 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada

Tel: 306-956-6200 Fax: 306-956-6201

Cameco Provides Update on Wildfire around Cigar Lake

Saskatoon, Saskatchewan, Canada, July 2, 2021    .    .    .    .    .    .    .    .    .     .    .    .    .

Cameco (TSX: CCO; NYSE: CCJ) provided an update today regarding the wildfire situation near the Cigar Lake uranium mine in northern Saskatchewan.

All of the roughly 80 essential workers who remain at Cigar Lake are safe. The wildfire has moved past the main camp area without serious impact to the site itself. While our inspections continue, we believe no structural damage has occurred to any buildings and all assets appear intact.

However, the situation remains active. Forest fires are dynamic and circumstances can change rapidly. We therefore continue to monitor the situation very closely and work alongside provincial wildfire management officials from the Saskatchewan Public Safety Agency (SPSA) who remain on-site. Crews extinguished a few hot spots overnight and some roads in the area remain closed.

Weather conditions are forecast to remain hot and dry in the north today before temperatures ease through the following days. Variable and shifting wind and smoke patterns can also pose a challenge.

There is currently no timeline for the return to site of the roughly 230 workers who were evacuated from Cigar Lake or for the resumption of production. However, planning for the remobilization process and the associated logistics is underway. A restart decision will be contingent on a variety of factors, including the status of wildfire activity in the area, the impact of ongoing smoke conditions, and safe road and air access to site.

Cameco is grateful for the tremendous support and assistance we continue to receive from SPSA officials, along with our own personnel who remain at Cigar Lake to secure the site and conduct essential duties, as well as those from other sites aiding in the effort.

Profile

Cameco is one of the largest global providers of the uranium fuel needed to energize a clean-air world. Our competitive position is based on our controlling ownership of the world’s largest high-grade reserves and low-cost operations. Utilities around the world rely on our nuclear fuel products to generate power in safe, reliable, carbon-free nuclear reactors. Our shares trade on the Toronto and New York stock exchanges. Our head office is in Saskatoon, Saskatchewan.

Caution Regarding Forward-Looking Information and Statements

This news release includes statements and information about our expectations for the future, which we refer to as forward-looking information. Forward-looking information is based on our current views, which can change significantly, and actual results and events may be significantly different from what we currently expect. Examples of forward-looking information in this news release include the statements regarding our continuing inspections of the buildings and assets, our continued monitoring of the situation, our ongoing work alongside provincial wildfire management officials, future weather conditions, our plans for the remobilization process and the factors on which a restart decision will be contingent. Material risks that could lead to different results include the risk that structural or other damage has in fact occurred to our buildings or other assets; the risk that weather conditions will continue to be adverse for longer than expected, or worsen; and the risk that all of the necessary factors for us to be able to implement a restart decision may not occur for an extended period of time. In presenting this forward-looking information, we have made assumptions which may prove incorrect, including assumptions regarding our ability to monitor the situation closely with provincial officials, weather conditions and the factors that will affect our ability to restart operations. Forward-looking information is designed to help you understand management’s current views of our near-term and longer-term prospects, and it may not be appropriate for other purposes. We will not necessarily update this information unless we are required to by securities laws.

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Investor inquiries:

Rachelle Girard

306-956-6403

rachelle_girard@cameco.com

Media inquiries:

Jeff Hryhoriw

306-385-5221

jeff_hryhoriw@cameco.com